Exhibit 4.5

EXECUTION COPY

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

This AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN, dated as of August 29, 2019 (this “Amendment”), is made and entered into by and between Celadon Group, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Tax Benefits Preservation Plan, dated as of August 9, 2018 (the “Tax Benefits Preservation Plan”);
WHEREAS, the Company has entered into a Warrant Purchase Agreement, dated as of July 31, 2019 (the “Purchase Agreement”), with Luminus Energy Partners Master Fund, Ltd. (“Luminus”) pursuant to which Luminus has been issued warrants (the “Luminus Warrants”) that Luminus can exercise to acquire Beneficial Ownership of shares of Common Stock or Series B Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company that are convertible into Common Stock;
WHEREAS, as contemplated by Section 4.3 of the Purchase Agreement, the Board of Directors of the Company (the “Board”) previously took action to (i) deem Luminus an Exempt Person such that Luminus was, and is, permitted to become the Beneficial Owner of the Luminus Warrants and the shares of Common Stock or Series B Preferred Stock which may be acquired upon exercise of the Luminus Warrants, and shares of Common Stock which may be acquired upon the conversion of the Series B Preferred Stock into Common Stock without Luminus being deemed an Acquiring Person, and (ii) deem the shares of Common Stock and Series B Preferred Stock which may be acquired upon the exercise of the Luminus Warrants, and the shares of Common Stock which may be acquired upon the conversion of the Series B Preferred Stock into Common Stock, to be an Exempted Amount, such that the Rights would not become exercisable under the Tax Benefits Preservation Plan as a result of the approval, execution, and delivery of the Purchase Agreement, the public announcement or disclosure of the Purchase Agreement or any of the transactions contemplated thereby, the purchase and sale of either of the Luminus Warrants pursuant to the Purchase Agreement, the issuance of shares of Common Stock and/or Series B Preferred Stock upon the exercise of either of the Luminus Warrants or the conversion of shares of Series B Preferred Stock into shares of Common Stock, or the performance or consummation of any of the other transactions contemplated by the Purchase Agreement.
WHEREAS, as contemplated by Section 6.5 of the Purchase Agreement, the Board has determined that it is necessary and desirable to amend the Tax Benefits Preservation Plan to provide that (i) Luminus and its Affiliates shall be Exempt Persons under the Tax Benefits Preservation Plan for all purposes, including, without limitation, as a result of the consummation of the transactions contemplated by the Purchase Agreement, the issuance to Luminus of the Luminus Warrants, the exercise by Luminus of the Luminus Warrants, the acquisition by Luminus of Beneficial Ownership of shares of Common Stock or Series B Preferred Stock issued or issuable upon the exercise of the Luminus Warrants, the conversion by Luminus of, or right to convert, any shares of Series B Preferred Stock acquired upon the exercise of the Luminus Warrants into Common Stock, any other acquisition by Luminus or any of its Affiliates of, or the right to acquire, Beneficial Ownership of shares of Common Stock, Series B Preferred Stock, or other equity securities of the Company, or any acquisition by Luminus or any of its Affiliates of, or the right to acquire, any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that derive their value from the value of any equity security of the Company, and (ii) that a Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, or Triggering Event shall not be deemed to occur solely by virtue of, or a result of, any of the events described in the immediately preceding clause (i), in each case as set forth in this Amendment;

WHEREAS, pursuant to Section 26 of the Tax Benefits Preservation Plan, prior to the Close of Business on the tenth (10th) calendar day after the Stock Acquisition Date, and except as otherwise provided in such Section, the Company, by action of the Board, may from time to time, in its sole discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Tax Benefits Preservation Plan in any respect in accordance with the provisions of such Section;
WHEREAS, as of the date hereof, a Stock Acquisition Date has not occurred; and
           WHEREAS, pursuant to the terms of the Tax Benefits Preservation Plan and in accordance with Section 26 thereof, the Company has directed that the Tax Benefits Preservation Plan be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment;
           NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Tax Benefits Preservation Plan and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:
1.          Amendment to Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Tax Benefits Preservation Plan is amended by inserting the following at the end of such section: “Notwithstanding anything in this Section 1(a) or this Agreement to the contrary neither Luminus Energy Partners Master Fund, Ltd. (“Luminus”) nor any of its Affiliates or Associates, either individually or together, is, nor shall any of them, be deemed to be, an “Acquiring Person” solely by virtue of, or as a result of (i) the approval, execution, and delivery of the Warrant Purchase Agreement, dated as of July 31, 2019 (and as it may be amended from time to time), by and between the Company and Luminus (the “Purchase Agreement”), (ii) the public announcement or public disclosure of the Purchase Agreement or any of transactions contemplated thereby, (iii) the issuance to Luminus of, or the right to be issued, warrants (the “Luminus Warrants”) to purchase shares of Common Stock, shares of the Company’s Series B Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), or other securities of the Company pursuant to the Purchase Agreement, (iv) the acquisition of, or the right to acquire, Beneficial Ownership by Luminus of any shares of Common Stock, Series B Preferred Stock, or other securities of the Company issued or issuable upon the exercise of the Luminus Warrants or otherwise pursuant to the Purchase Agreement, or upon the exchange or conversion of any shares of Common Stock, Series B Preferred Stock, or other securities issued or issuable pursuant to the exercise of the Luminus Warrants, or otherwise pursuant to the Purchase Agreement, (v) the performance or consummation of any of the other transactions contemplated by the Purchase Agreement, (vi) any other acquisition by Luminus or any of its Affiliates of, or the right to acquire, Beneficial Ownership of shares of Common Stock, Series B Preferred Stock, or other equity securities of the Company, or (vii) any acquisition by Luminus or any of its Affiliates of, or the right to acquire, any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that derive their value from the value of any equity security of the Company (the foregoing actions being referred to herein as the “Permitted Events”).”

2.          Amendment to Definition of “Distribution Date.” Section 1(n) of the Tax Benefits Preservation Plan is amended to add the following sentence at the end of such section: “Notwithstanding anything in this Section 1(n) or this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”
3.          Amendment to Definition of “Exempt Person.” The definition of “Exempt Person” in Section 1(r) of the Tax Benefits Preservation Plan is amended and restated in its entirety to read as follows: ““Exempt Person” shall mean (i) the Company or any Subsidiary of the Company, in each case including, without limitation, the officers and members of the board of directors thereof acting solely in their fiduciary capacity, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity or trustee organized, appointed, established or holding shares of Common Stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (iii) any Person who the Board determines, in its sole discretion, prior to the time such Person would otherwise be an Acquiring Person, should be permitted to become the Beneficial Owner of up to a number or percentage of the shares of Common Stock determined by the Board (the “Exempted Amount”) and be exempted from being an Acquiring Person, unless and until such Person acquires Beneficial Ownership of shares of Common Stock of the Company in excess of the Exempted Amount (other than pursuant to a stock split, reverse stock split, stock dividend, reclassification or similar transaction effected by the Company) in which case such Person shall be an Acquiring Person; provided, however, that the Board may make such exemption subject to such conditions, if any, which the Board may determine, (iv) Luminus and any of its Affiliates; provided, however, that any assignee, designee, or transferee of Luminus or any of its Affiliates, or any purchaser from Luminus or any of its Affiliates, of Beneficial Ownership of any shares of Common Stock, Series B Preferred Stock, or other equity securities of the Company, or any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that derive their value from the value of any equity security of the Company, that is not an Affiliate of Luminus shall not be deemed to be an Exempt Person, and (v) any Person who is a transferee from the estate of an Exempt Person and who receives Common Stock of the Company as a bequest or inheritance from such Exempt Person, but only for so long as such transferee continues to be the Beneficial Owner of 4.99% or more of the then outstanding shares of Common Stock of the Company.”

4.          Amendment to Definition of “Stock Acquisition Date.” The definition of “Stock Acquisition Date” in Section 1(mm) of the Tax Benefits Preservation Plan is amended to add the following sentence at the end of such section: “Notwithstanding anything in this Section 1(mm) or this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”
5.          Amendment to Definition of “Triggering Event.” The definition of “Triggering Event” in Section 1(tt) of the Tax Benefits Preservation Plan is amended to add the following sentence at the end of such section: “Notwithstanding anything in this Section 1(tt) or this Agreement to the contrary, a Triggering Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”
6.          Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Tax Benefits Preservation Plan is amended to add the following sentence at the end of such section: “Notwithstanding anything in this Section 11(a)(ii) or this Agreement to the contrary, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”
7.          Amendment to Section 27. Section 27 of the Tax Benefits Preservation Plan is amended to add the following sentence at the end of such section: “Notwithstanding anything in this Section 27 or this Agreement to the contrary, any Person that is included within the definition of “Exempt Person” pursuant to subsection (iv) of Section 1(r) hereof shall not be required to submit an Exemption Request to exempt any transaction that is a Permitted Event.”
8.          Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 26 of the Tax Benefits Preservation Plan and directs the Rights Agent to execute this Amendment.
9.          Interpretation. The term “Agreement” as used in the Tax Benefits Preservation Plan shall be deemed to refer to the Tax Benefits Preservation Plan as amended hereby.
10.          Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Tax Benefits Preservation Plan, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
11.          Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Tax Benefits Preservation Plan pertaining to the matters covered by this Amendment.
12.          Governing Law.  This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction; provided, however, that all provisions of this Amendment regarding the rights, duties, and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

13.          Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.
14.          Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.
15.          Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
16.          Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Tax Benefits Preservation Plan shall remain in full force and effect and otherwise shall be unaffected hereby. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Purchase Agreement even though reference thereto may be made in this Amendment and the Tax Benefits Preservation Plan.
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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to the Tax Benefits Preservation Plan to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

CELADON GROUP, INC.

By:	/s/ Vincent Donargo
Name: Vincent Donargo
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

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